EXHIBIT 3.1

ARTICLES OF INCORPORATION
OF
PREMIERWEST BANCORP

     Acting as the incorporator under the Oregon Business Corporation Act, the undersigned hereby adopts the following Articles of Incorporation.

ARTICLE I
NAME

     The name of the corporation is PremierWest Bancorp.

ARTICLE II
PURPOSES AND POWERS

     PremierWest Bancorp (the "Corporation") is organized to engage in any lawful activity for which a corporation may be organized under the Oregon Business Corporation Act, including but not limited to owning and holding the capital stock of state or federally chartered banks. The Corporation will have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, including but not limited to the powers specified in the Oregon Business Corporation Act or which may be hereafter granted by such law.

ARTICLE III
AUTHORIZED CAPITAL STOCK

     A.      AUTHORIZED CLASSES OF SHARES. The Corporation may issue Fifty-One million (51,000,000) shares of capital stock, divided into two classes as follows:

              One million (1,000,000) shares of preferred stock, no par value ("Preferred Stock"). The Preferred Stock may be further divided into one or more series of Preferred Stock. Each series of Preferred Stock will have the preferences, limitations and relative rights as may be set forth for such series either in these Articles or in an amendment to these Articles ("Preferred Stock Designation"). A Preferred Stock Designation may be adopted either by action of the Board of Directors of the Corporation pursuant to Section G of this Article III or by action of the shareholders of the Corporation; and

              Fifty million (50,000,000) shares of common stock, no par value ("Common Stock").

              Except as may otherwise be provided in a Preferred Stock Designation, all shares of a class will have preferences, limitations and relative rights identical to those of all other shares of the same class. All shares of a series of Preferred Stock will have preferences, limitations and relative rights identical to those of all other shares of that series of Preferred Stock.

     B.      VOTING RIGHTS. The Corporation's capital stock will have voting rights as follows:

               1.      COMMON STOCK VOTING RIGHTS. Subject to the voting rights, if any, of  any Preferred Stock that may be outstanding, the outstanding shares of Common Stock will (a) each have one vote, (b) vote together as a single voting group and (c) together have unlimited voting rights.

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               2.      PREFERRED STOCK VOTING RIGHTS. Except as otherwise provided by the Oregon Business Corporation Act or in a Preferred Stock Designation, each share of Preferred Stock will, on each matter which that series of Preferred Stock is entitled to vote, (a) either have (i) one vote if that series of Preferred Stock is not by its terms convertible into Common Stock, or (ii), if that series of Preferred Stock is convertible into Common Stock, one vote for each share of Common Stock into which that series of Preferred Stock may be converted as of the record date for the meeting at which the vote is to be taken, and (b) vote together with shares of the Common Stock as a single voting group.

               3.       NONVOTING PREFERRED STOCK. Shares of any series of Preferred Stock that are designated as "nonvoting" will nonetheless have such voting rights as are required by the Oregon Business Corporation Act.

               4.       NONCUMULATIVE VOTING FOR DIRECTORS. The holders of shares of Common Stock and the holders of shares of any series of Preferred Stock that is entitled to vote with respect to the election of directors will not have the right to cumulate votes in the election or removal of directors.

     C.       DIVIDENDS. Subject to any priority or participating rights of any Preferred Stock that may be outstanding, the holders of Common Stock will be entitled to receive, out of any legally available assets of the Corporation, any dividends declared by the Board of Directors of the Corporation. Except as may otherwise be provided in a Preferred Stock Designation, the Board of Directors of the Corporation will have the sole authority and discretion to determine the time, amount and terms of payment for any dividend which may be declared. Nothing in these Articles will be construed as obligating the Board of Directors of the Corporation to declare a dividend at any time, even though the Corporation may have assets legally available to pay a dividend.

     D.       REDEMPTION. Subject to any provision to the contrary contained in any Preferred Stock Designation, the Corporation may repurchase all or any of its outstanding shares of Common Stock or Preferred Stock even though the distribution made to effect that repurchase would cause the difference between the Corporation's total assets and its total liabilities to be less than the amount that would be needed to satisfy the preferential liquidation rights of all outstanding shares of classes or series of a class with liquidation rights that are prior to those of the shares being repurchased if the Corporation were to be liquidated at the time of such repurchase.

     E.       LIQUIDATION. In liquidating, dissolving or winding up the Corporation, the Board of Directors must first discharge or make adequate provision for discharging all liabilities of the Corporation. The remaining net assets of the Corporation shall be distributed to the holders of the Common Stock according to respective share holdings, subject to the priority and participating rights of any Preferred Stock that may be outstanding.

     F.       PREEMPTIVE RIGHTS. No holder of any shares of Common Stock or Preferred Stock will be entitled to any preemptive right to purchase or subscribe for any unissued or treasury shares of the Corporation.

     G.       PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF PREFERRED STOCK. The Board of Directors of the Corporation is expressly authorized to designate, from time to time by resolution duly adopted, the preferences, limitations and relative rights of one or more series of Preferred Stock. A Preferred Stock Designation by the Board of Directors may set forth, with respect to the shares of the series of Preferred Stock designated, the following preferences, limitations and relative rights:

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                 1.       VOTING. The voting rights of the shares of that series of Preferred Stock, including whether the shares have special, conditional or limited voting rights. Alternatively, the Preferred Stock Designation may include a statement to the effect that the shares of that series of Preferred Stock are "nonvoting" except to the extent voting rights are required by the Oregon Business Corporation Act.

                 2.       DIVIDENDS. The dividend rate and preference, if any, of the shares of that series of Preferred Stock. The Preferred Stock Designation will also state (a) whether the dividend rights of shares of that series of Preferred Stock are cumulative, noncumulative or partially cumulative and (b) whether or not the shares of that series of Preferred Stock will participate in any dividends that may be declared with respect to the Common Stock.

                 3.       LIQUIDATIONS. The amount of the liquidation preference, if any, of the shares of that series of Preferred Stock. The Preferred Stock Designation will also state whether, and if so when, the shares of that series of Preferred Stock will participate with the Common Stock in any liquidating distributions.

                 4.       REDEMPTION. Whether the shares of that series of Preferred Stock are redeemable at the option of the Corporation, at the option of the holder of the shares or another person or upon the occurrence of a designated event, whether the redemption price for the shares of that series of Preferred Stock will be a designated amount or determined by a designated formula or by reference to an extrinsic event or extrinsic data, and whether the redemption price for the shares of such series of Preferred Stock will be paid in cash, indebtedness or other property. The Preferred Stock Designation will also state (a) the terms and conditions, if any, of any redemption, (b) the procedures for effecting any redemption and (c) whether, and if so where and in what manner, a sinking fund must be created by the Corporation for the purpose of funding any redemption.

                 5.       CONVERSION. Whether the shares of that series of Preferred Stock are convertible at the option of the Corporation, at the option of the holder of the shares or another person or upon the occurrence of a designated event into other securities of the Corporation in a designated amount or in an amount determined by a designated formula or by reference to an extrinsic event or extrinsic data. The Preferred Stock Designation will also state the terms and conditions of the conversion, if any, and the procedures for effecting such a conversion.

                 6.       OTHER TERMS. Such other preferences, limitations and relative rights as the Board of Directors of the Corporation may determine.

     Every Preferred Stock Designation must identify that series of Preferred Stock in a manner that will distinguish that series from all other series of Preferred Stock and from the undesignated Preferred Stock. The Preferred Stock Designation must also set forth the number of shares to be included in that series. All shares of that series that are thereafter redeemed, converted, or, if so provided in the Preferred Stock Designation, remain unissued on a designated date or on the occurrence of an event will cease to be of that series and will automatically become undesignated Preferred Stock.

     Any Preferred Stock Designation adopted by the Board of Directors of the Corporation pursuant to this Section G of Article III will constitute articles of amendment to these Articles of Incorporation and will become effective, without shareholder action, upon filing as prescribed by the Oregon Business Corporation Act. No shares of Preferred Stock or of a series of Preferred Stock may be issued by the Corporation prior to the filing of articles of amendment determining the preferences, limitations and relative rights of such shares.

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     H.       The first series of Preferred Stock shall be comprised of eleven thousand (11,000) shares and shall be designated "Series A Preferred Stock."

     The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock are as follows:

                  1.       Definitions: For purposes of this certificate:

                            (a) "Additional Shares of Common Stock" shall have the meaning set forth in Section 6(c)(i)(A)(3).

                            (b) "Conversion Rights" shall have the meaning set forth in Section 6.

                            (c) "Convertible Securities" shall have the meaning set forth in Section 6(c)(i)(A)(2).

                            (d) "Corporate Sale" shall have the meaning set forth in Section 3(c).

                            (e) "Dilution Price" shall have the meaning set forth in Section 6(c)(i)(D).

                            (f) "Holder's Pro Rata Share" shall have the meaning set forth in Section 7(a).

                            (g) "New Series A Conversion Price" shall have the meaning set forth in Section 6(c)(i)(D)(1).

                            (h) "Notice" shall have the meaning set forth in Section 7(b)(i)(A). (i) "Offered Shares" shall have the meaning set forth in Section 7(b)(i). (j) "Options" shall have the meaning set forth in Section 6(c)(i)(A)(1).

                            (k) "Original Series A Conversion Ratio" shall have the meaning set forth in Section 6(a).

                            (l) "Preemptive Rights" shall have the meaning set forth in Section 7(a).

                            (m) "Recapitalization Event" shall have the meaning set forth in Section 3(a).

                            (n) "Series A Conversion Price" shall have the meaning set forth in Section 6(c)(i)(B).

                            (o) "Series A Conversion Ratio" shall have the meaning set forth in Section 6(a).

                            (p) "Series A Original Issue Date" shall have the meaning set forth in Section 6(c)(i)(A)(4).

                            (q) "Series A Original Issue Price" shall have the meaning set forth in Section 3(a).

                  2.       Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of

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the Corporation) on the Common Stock of the Corporation, at a rate of $25.00 per share per annum out of surplus funds determined by the board of directors to be available for payment thereof, provided, that, if in any year a dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) is declared and paid on any shares of Common Stock, the holders of Series A Preferred Stock shall be entitled to receive, in lieu of the foregoing, the greater of (i) $25.00 per share or (ii) an amount equal to the dividend(s) that would have been paid to the holder of a share of Series A Preferred Stock had the Series A Preferred Stock been converted into Common Stock immediately prior to the record date(s) for such dividend(s) on the Common Stock. Such dividends shall accrue on each share from the date of issuance of such share and shall accrue from day to day, whether or not earned or declared. Such dividend shall be paid when declared by the board of directors. Such dividends shall not be cumulative. Unpaid dividends shall not represent a contingent claim against the Corporation.

     3.       Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

                            (a) Preference. The holders of Series A Preferred Stock shall be entitled to receive prior and in preference to any distribution of any assets or property of the Corporation to the holders of Common Stock by reason of their ownership hereof, an amount equal to $875.00 per share (the "Series A Original Issue Price") (as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events, each a "Recapitalization Event"), plus an amount equal to all accrued but unpaid dividends. If, upon the occurrence of such event, the assets and funds available for distribution are insufficient to permit the payment to the holders of Series A Preferred Stock of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution to shareholders shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the relative preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section 3(a).

                            (b) Remaining Assets. After payment has been made to the holders of Series A Preferred Stock pursuant to Section 3(a), if any remaining assets of the Corporation are available for distribution to shareholders, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation, and the holder of the Series A Preferred Stock shall not further participate therein.

                            (c) Reorganization or Merger. A reorganization or merger of the Corporation with or into any other corporation or corporations, in which the shareholders of the Corporation immediately prior to the transaction hold less than a majority of the voting stock immediately after the transaction, or any transaction or series of transactions resulting in the sale, transfer, lease or other disposition (but not including a transfer by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary) or any transaction or series of related transactions to which the Corporation is a party in which the shareholders of the Corporation immediately prior to the transaction hold less than a majority of the voting stock immediately after the transaction (any such transaction or series of transactions, a "Corporate Sale") shall be deemed to be a liquidation within the meaning of this Section 3. Any securities to be delivered to the holders of the Preferred Stock and Common Stock upon a Corporate Sale or any merger or reorganization of the Corporation shall be valued as determined in good faith by the Board of Directors of the Corporation.

     4.       Voting Rights. The Series A Preferred Stock shall be nonvoting in all matters other than those matters where voting is specifically required by the Oregon Business Corporation Act and as otherwise provided in this Section 4. Each share of Series A Preferred Stock shall be entitled to a

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number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted on the record date for the vote or written consent of shareholders on all matters on which the holders of Series A Preferred Stock must be permitted to vote under the Oregon Business Corporation Act and shall vote with the holders of the Common Stock and not as a separate class on (i) on any merger or consolidation of the Corporation with one or more other corporations in which the shareholders of the Corporation immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation; and (ii) the sale of all or substantially all the Corporation's assets. The holders of Series A Preferred Stock shall be entitled to vote as required under the Oregon Business Corporation Act on the following matters: (i) any increase or decrease in the aggregate number of authorized shares of Series A Preferred Stock; (ii) any action that effects an exchange or reclassification of all or a part of the Series A Preferred Stock into shares of another class of stock; (iii) any action that effects an exchange or reclassification or creates the right of exchange of all or part of the shares of another class of stock into the Series A Preferred Stock; (iv) any action that changes the designation, rights, preferences or limitations of the Series A Preferred Stock; (v) any stock split, stock dividend or other recapitalization of the Series A Preferred Stock; (vi) any action that authorizes, creates or issues shares of any class of stock having preferences superior to or on parity with the Series A Preferred Stock; (vii) any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on parity with the preference of the Series A Preferred Stock; (viii) any action that limits or denies the preemptive rights of the Series A Preferred Stock; (ix) any action that cancels or otherwise affects the rights of the Series A Preferred Stock to dividends that have accumulated but not yet been declared; and (x) the liquidation or dissolution of the Corporation. The holder of each share of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock at any annual or special meeting of shareholders of the Corporation, or by written consent, upon those matters required by law or by this paragraph to be submitted to a separate class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded down to the nearest whole number.

       5.        Redemption. The Series A Preferred Stock is not redeemable.

       6.        Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                   (a) Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at (i) any time beginning three (3) years after the Series A Original Issue Date (as defined in Section 6(c)(i)(A)(4)), or (ii) upon the occurrence of a Corporate Sale as defined in Section 3(c), conversion shall be effected at the office of the Corporation or any transfer agent of the Corporation for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series A Preferred held by such holder by the Series A Conversion Ratio (determined as provided herein) in effect at the time of conversion. The "Original Series A Conversion Ratio" shall be 87.50 shares of Common Stock for each share of Series A Preferred Stock. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted at any given time is hereinafter referred to as the "Series A Conversion Ratio." The Series A Conversion Ratio then in effect shall be subject to adjustment as set forth in Section 6(c) below.

                   (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then effective Series A Conversion Rate, immediately and without action by any person, five (5) years after the Series A Original Issue Date (as defined in Section 6(c)(i)(A)(4)).

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              (c) Adjustments to Series A Conversion Ratio.

                     (i) Dilutive Issuances

                          (A) Special Definitions. For purposes of this Section 6(c)(i), the following definitions shall apply:

                                 (1) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below) not otherwise excluded from the definition of Additional Shares of Common Stock (as defined below).

                                 (2) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock not otherwise excluded from the definition of Additional Shares of Common Stock (as defined below).

                                 (3) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 6(c)(i)(C) below, deemed to be issued) by the Corporation after the Series A Original Issue Date (as defined below), other than shares of Common Stock issued or issuable:

                                        (aa) upon conversion of shares of Series A Preferred Stock;

                                        (bb) shares to officers, directors or employees of, or consultants to, the Corporation pursuant to any equity based or incentive-based compensation plan that existed as of the Series A Original Issue Date;

                                        (cc) in connection with the acquisition by the Corporation of another business entity or majority ownership thereof, the assets of another business entity, or any other business combination approved by the Board of Directors;

                                        (dd) in connection with a transaction described in Section 6(c)(ii);

                                        (ee) by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (aa) through (dd).

                                 (4) "Series A Original Issue Date" shall mean the date on which the Series A Preferred Stock is first issued by the Corporation.

                          (B) No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made with respect to the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price, as defined below, in effect on the date of, and immediately prior to, such issue. The "Series A Conversion Price" at any time shall be the quotient of the Series A Original Issue Price, as adjusted for any Recapitalization Event, divided by the Series A Conversion Ratio then in effect.

                          (C) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of

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holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of the Convertible Securities (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) shall be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date:

                                  (1) except as provided in Section 6(c)(i)(C)(2) and 6(c)(i)(C)(3) below, no further adjustment in the Series A Conversion Ratio shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                 (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation, or change in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (other than under or by reason of provisions designed to protect against dilution), a Series A Conversion Ratio computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                 (3) upon the expiration or other termination of any unexercised Options or Convertible Securities, the Series A Conversion Ratio, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or Convertible Securities; and

                                 (4) no readjustment pursuant to Section 6(c)(i)(C) clauses (2) and (3) above shall have the effect of reducing the Series A Conversion Ratio to a ratio less than the greater of (1) the Series A Conversion Ratio on the Series A Original Issue Date or (2) the Series A Conversion Ratio that would have resulted from any issuance of Additional Shares of Common Stock between the Series A Original Issue Date and such readjustment date.

                          (D) Adjustment of Series A Conversion Ratio Upon Issuance of Additional Shares of Common Stock Below Purchase Price. In the event this Corporation shall issue Additional Shares of Common Stock after the Series A Original Issue Date, without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue (such issuance price being referred to herein as the "Dilution Price"), then and in each such event the Series A Conversion Ratio shall automatically be adjusted as set forth in this Section 6(c)(i)(D).

                                 (1) Adjustment Formula. Whenever the Series A Conversion Ratio is adjusted by Section 6(c)(i)(D), the new Series A Conversion Ratio shall be determined by dividing the Series A Original Purchase Price by the "New Series A Conversion Price", which shall be determined by multiplying the Series A Conversion Price then in effect by a fraction, (x) the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue plus (ii) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Conversion Price in effect immediately prior to such issuance, and (y) the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issues plus (ii) the number of such additional shares of Common

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Stock so issued. For the purposes of this paragraph, the number of outstanding shares of Common Stock shall be deemed to include the Common Stock issuable on conversion of all other outstanding Preferred Stock, upon conversion or exercise of any other outstanding Convertible Securities and upon exercise of all reserved Options (and assuming conversion of Convertible Securities issuable upon exercise of Options).

                          (E) Determination of Consideration. For purposes of this Section 6(c)(i)(E), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                 (1) Cash and Property: Such consideration shall:

                                    (aa) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting, commission, finder's fee or otherwise in connection with the issuance and sale thereof;

                                    (bb) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                                    (cc) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (aa) and (bb) above, as determined in good faith by the Board.

                                 (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(c)(i)(C), relating to Options and Convertible Securities, shall be determined by dividing:

                                    (aa) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                    (bb) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities

                                              (ii) Other Adjustments to Series A Conversion Ratio.

                          (A) Subdivisions, Combinations, or Consolidations of Common Stock. In the event the outstanding shares of any class of Common Stock shall be subdivided, combined or consolidated, by stock split, stock dividend, combination or like event, into a greater or lesser number of shares of Common Stock after the Series A Original Issue Date, the Series A Conversion Ratio in effect immediately prior to such subdivision, combination, consolidation or stock dividend shall,

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concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

                          (B) Distributions Other than Cash Dividends Out of Retained Earnings. In case the Corporation shall declare a cash dividend upon any class of its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of any class of its Common Stock shares of its capital stock (other than shares of any class of Common Stock and other than as otherwise adjusted in this Section 6(c)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for any class of Common Stock or other securities of the Corporation convertible into or exchangeable for any class of Common Stock), then, in each such case, provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of cash or securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock.

                          (C) Adjustment for Common Stock Dividends and Distributions. If, after the Series A Original Issue Date, the Corporation at any time or from time to time makes, or fixes a record date for determination of holders of any class of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of any class of Common Stock, in each such event the Series A Conversion Ratio that is then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Conversion Ratio then in effect by a fraction of (A) the numerator of which is the total number of shares of all classes of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of any class of Common Stock issuable in payment of such dividend or distribution; and (B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Ratio shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Ratio shall be adjusted pursuant to Section 6(c)(ii)(C) to reflect the actual payment of such dividend or distribution.

                          (D) Reclassifications and Reorganizations. In the case, at any time after the date hereof, of any capital reorganization (except as provided in Section 3(c)) or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), the Series A Conversion Ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of the Series A Preferred Stock shall, after such reorganization or reclassification, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization or reclassification, the holder had converted the holder's shares of the Series A Preferred Stock into Common Stock. The provisions of this Section 6(c)(ii)(D) shall similarly apply to successive reorganizations, reclassifications, consolidations or Corporate Sales.

              (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Ratio pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and

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shall furnish to each holder of the Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Ratio then in effect and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which then would be received upon the conversion of the Series A Preferred Stock.

              (e) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 6(b) hereof). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which he or she shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 6(b) hereof such conversion shall be deemed to have been made as of 12:01 a.m., Pacific time, on the date referred to in Section 6(b)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. On the date specified in Section 6(b) above, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

              (f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock determined on the basis of the closing sale price of the Corporation's Common Stock on the day before such conversion, or if none, then as determined in good faith by the Board of Directors of the Corporation. The number of whole shares issuable to each holder upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock.

              (g) No Dilution or Impairment. Without the consent of the Series A Preferred Stock in accordance with Section 4, the Corporation will not amend its Articles of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment.

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              (h) Status of Converted Shares. Following any optional or automatic conversion of the Series A Preferred Stock to Common Stock, the transfer records respecting the Series A Preferred Stock shall be closed and no subsequent transfers thereof shall be recognized. No shares of Series A Preferred Stock which have been converted into Common Stock shall ever again be reissued and all such shares so converted shall upon such conversion be appropriately canceled on the books of the Corporation and shall be restored to the status of authorized but unissued Preferred Stock of the Corporation, undesignated as to series.

              (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     7.      Preemptive Rights. The holders of Series A Preferred Stock shall have such preemptive rights as follows:

              (a) Rights to Purchase Additional Common Stock. If the Corporation issues any shares of Common Stock subsequent to the Series A Original Issue Date, each holder of the Series A Preferred Stock shall have the right to purchase up to such holder's pro rata share of such shares of Common Stock being issued on the same terms and conditions as the Corporation is willing to sell such shares to any other person (the "Preemptive Rights"). Each holder's pro rata share of the Common Stock being issued equals the proportion that (x) the number of shares of Common Stock that are then issuable to such holder upon conversion of the Series A Preferred Stock bears to (y) the total number of shares of Common Stock of the Corporation then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) (the "Holder's Pro Rata Share"). Notwithstanding the foregoing, a holder of Series A Preferred Stock shall have no preemptive rights with respect to shares of Common Stock issued for the following purposes:

                     (i) upon conversion of shares of Series A Preferred Stock;

                     (ii) shares to officers, directors or employees of, or consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement that is in effect as of the Series A Original Issue Date or is approved by the holders of the Common Stock of the Corporation in accordance with then-applicable rules of the Nasdaq Stock Market;

                     (iii) upon conversion of any warrant, stock grant, option agreement or other security outstanding at the Series A Original Issue Date that is convertible into or exchangeable for Common Stock;

                     (iv) in connection with a merger, acquisition of assets or other business combination of another business entity approved by the Board of Directors of the Corporation;

                     (v) by way of dividend or other distribution on shares of the Corporation's capital stock.

              (b) Notice. The exercise of the Preemptive Rights is subject to the following provisions:

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                     (i) Each time the Corporation proposes to offer any shares of Common Stock subsequent to the Series A Original Issue Date as set forth in Section 7(a) above (the "Offered Shares"), the Corporation shall first make an offering of such Offered Shares to each holder of Series A Preferred Stock in accordance with the following provisions:

                               (A) The Corporation shall deliver a notice ("Notice") to the holder of Series A Preferred Stock stating (i) its bona fide intention to offer such Offered Shares, (ii) the number of such Offered Shares to be offered and (iii) the terms upon which it proposes to offer such Offered Shares.

                               (B) By written notification received by the Corporation within fifteen (15) calendar days after the giving of Notice, each holder of Series A Preferred Stock may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Offered Shares that equals such Holder's Pro Rata Share.

                     (ii) If all Offered Shares that such holders of Series A Preferred Stock are entitled to obtain pursuant to subsection 6(a) are not elected to be obtained as provided in subsection 6(b)(ii) hereof, the Corporation may, during the ninety (90) day period following the expiration of the period provided in subsection 6(b)(ii) hereof, offer the remaining unsubscribed portion of such Offered Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Corporation does not enter into an agreement for the sale of the Offered Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Offered Shares shall not be offered unless first reoffered to the holders of Series A Preferred Stock in accordance herewith.

ARTICLE IV
REGISTERED AGENT AND OFFICE AND ADDRESS FOR NOTICES

     The initial registered agent of the Corporation is Mr. John L. Anhorn, and the street address of the initial registered office and mailing address of the initial registered agent are 1455 East McAndrews Road, Medford, Oregon 97504. The address where the Secretary of State may mail notices is 1455 East McAndrews Road, Medford, Oregon 97504, Attention: Mr. John L. Anhorn.

ARTICLE V
BOARD OF DIRECTORS

     The number of directors of the Corporation shall be as provided in the Corporation's bylaws. The names of directors constituting the initial Board of Directors of the Corporation shall be as appointed by the incorporator of the Corporation at the organizational meeting of the Corporation.

ARTICLE VI
LIMITATIONS ON LIABILITY OF DIRECTORS

     No director of the Corporation is personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, except for the following:

                    (a) Any breach of the director's duty of loyalty to the Corporation or its shareholders;

                    (b) Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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                    (c) Any distribution to shareholders that is unlawful under the Oregon Business Corporation Act or successor statute; or

                    (d) Any transaction from which the director derived an improper personal benefit.

     This Article does not limit or eliminate the liability of a director for any act or omission occurring before the effective date of this Article.

     No amendment to or repeal of this Article may make any director of the Corporation personally liable to the Corporation or its shareholders for monetary damages for any act or omission as a director occurring before the effective date of that amendment or repeal.

     This Article is intended to limit the liability of any director of the Corporation to the greatest extent authorized under the Oregon Business Corporation Act. Any further limitation on the liability of directors authorized under any amendment to the Oregon Business Corporation Act is incorporated into this Article on the effective date of that amendment.

ARTICLE VII
INDEMNIFICATION

     A.      NON-DERIVATIVE ACTIONS. Subject to the provisions of Sections C, E and F below, the Corporation shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, (including all appeals) (other than an action by or in the right of the Corporation) by reason of or arising from the fact that the person is or was a director or officer of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney's fees), judgments, fines, penalties, excise taxes assessed with respect to any employee benefit plan and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with such action, suit or proceeding if the person acted in good faith, did not engage in intentional misconduct, and, with respect to any criminal action or proceeding, did not know the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal action or proceeding, that the person knew the conduct was unlawful.

     B.      DERIVATIVE ACTIONS. Subject to the provisions of Sections C, E and F below, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit (including all appeals) by or in the right of the Corporation to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director or officer of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against reasonable expenses (including attorney's fees) actually incurred by the person to be indemnified in connection with the defense or settlement of such action or suit if the person acted in good faith; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for deliberate misconduct in the performance of that person's duty to the Corporation, for any transaction in which the person received an improper personal benefit, for any breach of the duty of loyalty to the Corporation, or for any distribution to shareholders which is unlawful under the Oregon Business Corporation Act, or successor statute, unless and only to the extent that the

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court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     C.      DETERMINATION OF RIGHT TO INDEMNIFICATION IN CERTAIN CASES. Subject to the provisions of Sections E and F below, indemnification under Sections A and B of this Article shall not be made by the Corporation unless it is expressly determined that indemnification of the person who is or was an officer or director, or is or was serving at the request of the Corporation as a director, officer, partner, or trustee of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections A or B. That determination may be made by any of the following:

                    (a) By the Board of Directors by majority vote of a quorum consisting of directors who are not or were not parties to the action, suit or proceeding;

                    (b) If a quorum cannot be obtained under paragraph (a) of this subsection, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time parties to the action, suit or proceeding (directors who are parties to the action, suit or proceeding may participate in designation of the committee);

                    (c) By special legal counsel selected by the Board of Directors or its committee in the manner prescribed in (a) or (b) or, if a quorum of the Board of Directors cannot be obtained under (a) and a committee cannot be designated under (b), the special legal counsel shall be selected by majority vote of the full Board of Directors, including directors who are parties to the action, suit or proceeding;

                    (d) If referred to them by Board of Directors of the Corporation by majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who are parties to the action, suit or proceeding), by the shareholders; or

                    (e) By a court of competent jurisdiction.

     D.      INDEMNIFICATION OF PERSONS OTHER THAN OFFICERS OR DIRECTORS. Subject to the provisions of Section F, if any person not entitled to indemnification under Sections A and B of this Article was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding of a type referred to in Sections A or B of this Article by reason of or arising from the fact that such person is or was an employee or agent (including an attorney) of the Corporation or one of its subsidiaries, or is or was serving at the request of the Corporation as an employee or agent (including an attorney) of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, the Board of Directors of the Corporation by a majority vote of a quorum (whether no not such quorum consists in whole or in part of directors who were parties to such action, suit or proceeding) or the shareholders of the Corporation by a majority vote of the outstanding shares upon referral to them by the Board of Directors of the Corporation by a majority vote of a quorum (whether or not such quorum consists in whole or in part of directors who were parties to such action, suit or proceeding) may, but shall not be required to, grant to such person a right of indemnification to the extent described in Sections A or B of this Article as if the person were acting in a capacity referred to therein, provided that such person meets the applicable standard of conduct set forth in such Sections. Furthermore, the Board of Directors may designate by resolution in advance of any action, suit or proceeding, those employees or agents (including attorneys) who shall have all rights of indemnification granted under Sections A and B of this Article.

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     E.       SUCCESSFUL DEFENSE. Notwithstanding any other provision of Sections A, B, C, or D of this Article, but subject to the provisions of Section F, to the extent a director, officer or employee is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections A, B or D of this Article, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys fees) actually and reasonable incurred by him in connection therewith.

     F.       CONDITION PRECEDENT TO INDEMNIFICATION UNDER SECTIONS A, B, D OR E. Any person who desires to receive the benefits otherwise conferred by Sections A, B, D or E of the Article shall promptly notify the Corporation that the person has been named a defendant to an action, suit or proceeding of a type referred to in Sections A, B, D or E and intends to rely upon the right of indemnification described in Sections A, B, D or E of this Article. The notice shall be in writing and mailed, via registered or certified mail, return receipt requested, to the President of the Corporation at the executive offices of the Corporation or, if the notice is from the President, to the registered agent of the Corporation. Failure to give the notice required hereby shall entitle the Board of Directors of the Corporation by a majority vote of a quorum (consisting of directors who, insofar as indemnity of officers or directors is concerned, were not parties to such action, suit or proceeding, but who, insofar as indemnity of employees or agents is concerned, may or may not have been parties) or, if referred to them by the Board of Directors of the Corporation by a majority vote of a quorum (consisting of directors who, insofar as indemnity of officers or directors in concerned, were not parties to such action, suit or proceeding, but who, insofar as indemnity of employees or agents is concerned, may or may not have been parties), the shareholders of the Corporation by a majority of the votes entitled to be cast by holders of shares of the Corporation's stock that have unlimited voting rights to make a determination that such a failure was prejudicial to the Corporation in the circumstances and that, therefore, the right to indemnification referred to in Sections A, B or D of this Article shall be denied in its entirety or reduced in amount.

     G.       ADVANCES FOR EXPENSES. Expenses incurred by a person indemnified hereunder in defending a civil, criminal, administrative or investigative action, suit or proceeding (including all appeals) or threat thereof, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such expenses if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation and a written affirmation of the person's good faith belief that he or she has met the applicable standard of conduct. The undertaking must be a general personal obligation of the party receiving the advances but need not be secured and may be accepted without reference to financial ability to make repayment.

     H.       INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or one of its subsidiaries or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against and incurred by that person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of this Article or under the Oregon Business Corporation Act.

     I.       PURPOSE AND EXCLUSIVITY. The indemnification referred to in the various Sections of this Article shall be deemed to be in addition to and not in lieu of any other rights to which those indemnified may be entitled under any stature, rule of law or equity, agreement, vote of the shareholders or Board of Directors or otherwise. The Corporation is authorized to enter into agreements

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of indemnification. The purpose of this Article is to augment the provisions of the Oregon Business Corporation Act dealing with indemnification.

     J.       SEVERABILITY. If any of the provisions of this Article are found, in any action, suit or proceeding, to be invalid or ineffective, the validity and the effect of the remaining provisions shall not be affected.

ARTICLE VIII
CONSIDERATION OF OTHER CONSTITUENCIES

     When evaluating any offer of another party to make a tender or exchange offer for any equity security of the Corporation, or any proposal to merge or consolidate the Corporation with another corporation or financial institution, or to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, the Directors of the Corporation may give due consideration to the social, legal and economic effects of such offer or proposal on employees, customers and suppliers of the Corporation and on the communities and geographical areas in which the Corporation and its subsidiaries operate, the economy of the state and the nation, the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation, and other relevant factors.

ARTICLE IX
INCORPORATOR

              The name and address of the incorporator of the Corporation is as follows:

                     John L. Anhorn
                     President and Chief Executive Officer
                     Bank of Southern Oregon
                     1455 East McAndrews Road
                     Medford, Oregon 97504

ARTICLE X
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

     There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 41,400.

     The designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

     The following terms are used in this Article X (including the Standard Provisions below) as defined below:

     (a)      “Common Stock” means the common stock, no par value per share, of the Corporation.

     (b)      “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

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     (c)      “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

     (d)      “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

     (e)      “Minimum Amount” means $10,350,000.

     (f)      “Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

     (g)      “Signing Date” means the Original Issue Date.

     Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

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STANDARD PROVISIONS

     Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

     Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

     (a)      “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

     (b)      “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

     (c)      “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

     (d)      “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

     (e)      “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

     (f)      “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

     (g)      “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

     (h)      “Dividend Period” has the meaning set forth in Section 3(a).

     (i)      “Dividend Record Date” has the meaning set forth in Section 3(a).

     (j)      “Liquidation Preference” has the meaning set forth in Section 4(a).

     (k)      “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

     (l)      “Preferred Director” has the meaning set forth in Section 7(b).

     (m)     “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

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     (n)      “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

     (o)      “Share Dilution Amount” has the meaning set forth in Section 3(b).

     (p)      “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Designated Preferred Stock.

     (q)      “Successor Preferred Stock” has the meaning set forth in Section 5(a).

     (r)      “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designations, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

     Section 3. Dividends.

     (a)      Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

     Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

     Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly

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authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

     Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

     (b)      Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

     When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of

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Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date.

     Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

     Section 4. Liquidation Rights.

     (a)      Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

     (b)      Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

     (c)      Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

     (d)      Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all

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or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

     Section 5. Redemption.

     (a)      Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

     Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant certificate of designations for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

     The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

     (b)      No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

     (c)      Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or

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not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

     (d)      Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

     (e)      Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

     (f)      Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

     Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

     Section 7. Voting Rights.

     (a)      General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

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     (b)      Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

     (c)      Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

               (i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designations for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

               (ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

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               (iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

     (d)      Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

     (e)      Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

     Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

     Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

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     Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

     Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

     Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

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